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                                                                EXHIBIT 10.18(c)
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              [LETTERHEAD OF AMERICAN HOME PRODUCTS CORPORATION]





                                                  December 19, 1988



Ekco Housewares, Inc.
98 Spit Brook Road
Nashua, New Hampshire   03062

Gentlemen:

        Reference is made to the Agreement of Purchase and Sale of Stock by and among the Fulcrum Partnership, AHP, certain other sellers of Ekco Group, Inc., The Ekco Group, Inc., Centronics Corporation (with its successors and assigns, "Ekco") and Ekco Acquisition Group dated October 1, 1987, to the letter dated February 8, 1985 by AHP to the Ekco Group, Inc., and to the letter and schedules attached thereto dated October 23, 1987 by AHP to the Ekco Group, Inc., Centronics Corporation, and Ekco Acquisition Corporation. These documents are referred to collectively as "the indemnity."

        This will confirm our understanding that, pursuant to the Indemnity, AHP will assume liability for preparation and execution of a Closure Plan and a Post-Closure Plan relating to the storage lagoon at the Ekco Housewares, Inc. facility at Massillon, Ohio (the "site") including but not limited to providing any financial assurances required in connection with such Closure Plan and Post-Closure Plan. AHP will prepare the Remedial Field Investigation/Corrective Measures Study (RFI/CMS) through its consultants, Roy
F. Weston Engineering ("Weston") and duly submit it to the United States Environmental Protection Agency. Thereafter, Weston will make an initial allocation of responsibility for contamination at Massillon (other than that related to the Massillon storage lagoon) and cleanup cost between AHP and Ekco based on data available to Weston and any additional data provided by AHP or Ekco. Ekco will contribute that portion of the cost of the ongoing (RFI/CMS) and cleanup of groundwater contamination at the Site attributable to actions at the Site occurring after September 7, 1984 which may have exacerbated or be exacerbating claims brought under the Resource Conservation
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and Recovery Act (42 U.S.C. Sec. 6901 et seq.) and to the extent that such exacerbation is finally determined or agreed to have arisen after September 7, 1984. Both AHP and Ekco reserve the right to dispute this allocation, to negotiate an alternative allocation acceptable to both parties, or to seek such other legal or equitable relief either deems appropriate. Notwithstanding the foregoing, in no event will Ekco's contribution to AHP exceed the lesser of 25% of the cost of the groundwater investigation and cleanup or $750,000 and AHP will provide any financial assurances required.

        All other terms and conditions of the Indemnity not inconsistent with the foregoing shall remain in full force and effect.

                                              AMERICAN HOME PRODUCTS CORPORATION



                                              By:/S/ ALBERT R. PEZZILLO
                                                 ------------------------------
                                                 Albert R. Pezzillo